EXHIBIT 23.iii

CONSENT

MEILICKE HOFFMANN & PARTNER
Poppeledorfer Allese 106
Bonn 53115 Germany
November 24, 1998

     The undersigned is the German tax counsel identified in this Registration Statement on Form S-3 filed with respect to an offering of debt securities of American Standard Inc. guaranteed by American Standard Companies Inc. and hereby consents to the references to our firm as experts in German tax matters under the headings "Risk Factors Tax Matters", "Management's Discussion and Analysis of Financial Condition and Results of Operations, Liquidity and Capital Resources" and "Experts", contained in the prospectus and the materials incorporated therein by references constituting a part of such Registration Statement.


Yours truly,

MEILICKE HOFFMANN & PARTNER

/s/ Dr. W. Meilicke

Dr. W. Meilicke